EXHIBIT 9

November 13, 2013

Telecom Italia S.p.A.,
Piazza Affari 2,
Milan, Italy
Attention:   Head of International Business

Telecom Italia International N.V.,
Atrium 3111, Strawinskylaan 1627,
1077XX Amsterdam,
The Netherlands.
Attention:   Chief Executive Officer
Facsimile:  +31 20 3010951

Dear Sirs:

Reference is made to the 2010 Amended and Restated Shareholders’ Agreement between Telecom Italia S.p.A (“TI”), Telecom Italia International N.V. (“TII”), W de Argentina – Inversiones S.A. (formerly denominated W de Argentina – Inversiones S.L.), a company organized and existing under the laws of the Kingdom of Spain (“Los W”), Los W S.A., a company duly organized and existing under the laws of Argentina and the guarantor company of Los W (the “Los W Guarantor Company”), and Messrs. Daniel Werthein, Adrian Werthein, Gerardo Werthein and Dario Werthein (the “Los W Controlling Shareholders” and, collectively with Los W and the Los W Guarantor Company, the “Los W Parties”), dated August 5, 2010, as amended further on October 13, 2010 and on March 9, 2011 (the “Shareholders’ Agreement”).1  All capitalized terms used herein that are not defined herein have the meaning set forth in the Shareholders’ Agreement.

We are aware that you are contemplating entering into an agreement with Fintech Telecom LLC (“Purchaser”) substantially in the form of the stock purchase agreement attached hereto as Exhibit A (the “SPA”) pursuant to which TI and TII would sell all of their direct and indirect ownership interest in Telecom Argentina S.A. to Purchaser (the “Transaction”).

The Los W Parties are willing to facilitate the consummation of the Transaction by waiving, exclusively in connection with the Transaction and for the exclusive purpose of not prohibiting or restricting the sale to Purchaser, certain requirements in the Shareholders’ Agreement and other applicable documents that could prohibit or restrict the ability of each of Purchaser, TI and TII to consummate the Transaction, as follows (collectively, the “Waiver”):

1 For the purposes of this Waiver (as defined herein), references to the Shareholders’ Agreement shall also include any rights and obligations relating to or arising under that certain Letter of Undertaking, dated March 26, 2012, executed by Tierra Argéntea S.A. (“TAR”) and addressed to and accepted by TI, TII and the Los W Parties.

1.           In accordance with Article 7 (Transfer of Shares) of the Shareholders’ Agreement, Los W Parties are entitled to exercise a Right of First Refusal or Tag Along Right pursuant to Section 7.5 in the event that TI and TII collectively own more than 50% of the Company’s common share capital and decide to Transfer all of their Shares. As of the date hereof, TI and TII collectively own 68.00% of the common share capital of the Company.  Pursuant to Section 7.5 of the Shareholders’ Agreement, (i) the Selling Party is required to, among other things, deliver to the Non-Selling Parties a Transfer Notice, accompanied by a copy of the Bona Fide Offer and a Closing Guaranty, prior to any Transfer and (ii) the Non-Selling Parties have the right, but not the obligation, to exercise (a) its Tag Along Right within sixty (60) days from its receipt of the Transfer Notice or (b) its Right of First Refusal within ninety (90) days from its receipt of the Transfer Notice.  As the Non-Selling Parties in the Transaction, each of the Los W Parties hereby waives, in connection with the Transaction, the Transfer Notice and other requirements applicable to each of the Right of First Refusal and the Tag Along Right as well as its right to exercise each of the Right of First Refusal and the Tag Along Right.

2.           Also in accordance with Article 7 (Transfer of Shares), the Transfer of shares contemplated by the Transaction would require that, in advance of such Transfer, the transferee execute and deliver to the other parties a counterpart of the Shareholders’ Agreement or a Deed of Adherence.  Each of Los W Parties undertakes to accept delivery of such counterpart or Deed of Adherence in connection with the Transaction and, if necessary or requested by the transferee or transferor, promptly countersign and return to the transferee and transferor duly executed copies of the same.

3.           In accordance with Article 17 (Other Shareholders and Shares within Telecom Argentina Group) of the Shareholders’ Agreement, the parties thereto are restricted from, among other things, entering into any arrangement with the Preferred A Shareholders and/or Preferred B Shareholders of Nortel. Each of the Los W Parties hereby waives, in connection with the Transaction, the requirement to comply with the provisions in Article 17 (Other Shareholders and Shares within Telecom Argentina Group) of the Shareholders’ Agreement.

4.           To the extent that any other provision of the Shareholders’ Agreement might be construed as prohibiting or restricting any of Purchaser, TI or TII from consummating the Transaction, each of the Los W Parties hereby waives compliance with any such provision.

5.           Further, in connection with the Transaction, each of the Los W Parties hereby waives any right it may have under the Shareholders’ Agreement, the By-laws of the companies of the Telecom Argentina Group or any other document to: (i) acquire the direct or indirect equity interests of TEO and related rights held by TII and TI, with or without preference over Purchaser, (ii) sell any portion of its own direct or indirect equity interests in TEO to Purchaser concurrently with, with preference over TI and TII or on the same terms as TI and TII, or (ii) block or oppose or impose materially onerous conditions on any transfer of the direct or indirect equity interests of TEO and related rights held by TII and TI or registration or recordation thereof, either contractually, judicially or through administrative proceedings.

The Waiver shall be contingent upon the delivery by the Los W Parties, TI, TII and Purchaser of executed counterparts to this letter (the date on which the final counterpart is delivered, the “Effective Date”). Following the Effective Date, this letter and the Waiver shall remain in full force and effect unless and until (i) the SPA is terminated because Closing has not occurred in accordance with the terms of the SPA or (ii) the SPA is terminated prior to Closing in accordance with its terms and Purchaser gives written notice to the Los W Parties that the SPA has been terminated prior to Closing thereunder.

Except as specifically set forth herein, the Shareholders’ Agreement remains in full force and effect as of the date hereof. This letter, the Waiver and the other agreements referred to in the SPA, as amended from time to time by the parties thereto, contain the entire understanding of the Los W Parties, TI, TII and Purchaser with respect to the subject matter hereof and supersede any and all prior agreement and understandings, whether written or oral, with respect to the subject matter hereof (including, without limitation, any prior letter and waiver).

This letter and the Waiver shall be governed by the laws of Argentina.

[signature page follows]

 Please, indicate your acceptance of the terms of the letter and the Waiver by countersigning below in the space provided to such effect.

W DE ARGENTINA – INVERSIONES S.A. /s/ Gerardo Werthein By: Gerardo Werthein Title: Chairman	LOS W S.A. /s/ Daniel Werthein By: Daniel Werthein Title: Chairman
DARIO WERTHEIN /s/ Dario Werthein By: Dario Werthein	DANIEL WERTHEIN /s/ Daniel Werthein By: Daniel Werthein
ADRIAN WERTHEIN /s/ Adrian Werthein By: Adrian Werthein	GERARDO WERTHEIN /s/ Gerardo Werthein By: Gerardo Werthein

Accepted and Agreed by:

TELECOM ITALIA S.p.A.
By:	/s/ Piergiorgio Peluso
Name: Piergiorgio Peluso
Title: CFO
Date: November 13, 2013

TELECOM ITALIA INTERNATIONAL N.V.
By:	/s/ Guglielmo Noya
Name: Guglielmo Noya
Title: Attorney in Fact
Date: November 13, 2013

Accepted and Agreed by:

FINTECH TELECOM, LLC
By:	/s/ Julio Rafael Rodriguez, Jr.
Name: Julio Rafael Rodriguez, Jr.
Title: Authorized Person

By:	/s/ Erika Mouynes
Name: Erika Mouynes
Title: Authorized Person